Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 3, 2014, in the Registration Statement (Form S-4 No. 333-          ) and related Prospectus of PC Nextco Holdings, LLC and PC Nextco Finance, Inc. for the registration of $350,000,000 8.75% Senior PIK Toggle Notes due 2019.

/s/ Ernst & Young LLP

New York, New York

July 3, 2014